UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 6, 2013
(Date of earliest event reported)

RF Micro Devices, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	0-22511	56-1733461
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

7628 Thorndike Road
Greensboro, North Carolina 27409-9421
(Address of principal executive offices)
(Zip Code)

(336) 664-1233
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Fiscal Year 2014 Restricted Stock Award Targets and Performance Criteria

Effective June 6, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of RF Micro Devices, Inc. (the “Company”) approved awards of performance-based restricted stock units (“Awards”) in accordance with the 2012 Stock Incentive Plan of RF Micro Devices, Inc. (the “Plan”) to certain executives, including each of the Company's currently serving named executive officers. The purpose of these Awards is to link a portion of each named executive officer's equity compensation to the achievement of key Company initiatives that the Committee believes have a strong potential to impact longer-term shareholder value creation. The fair market value for each share of restricted stock underlying each Award was established by the Committee in accordance with its historical grant practices at $5.24 per share, which was the closing price of the Company's common stock as quoted on the NASDAQ Global Select Market on June 5, 2013. Each Award, in addition to being subject to customary terms and conditions as set forth in the Plan and respective Award agreement, is subject to specified conditions and represents a contingent right to receive an amount of the Company's common stock at a future date. Each named executive officer received an Award based upon the Company's achievement of Company performance objectives (“Performance-based RSUs”) and an Award based upon total shareholder return of the Company in comparison to the total shareholder return of a benchmark index (“TSR Performance RSUs”).

The Awards will be earned, if at all, by each named executive officer based upon the following:

1)
50% will be Performance-based RSUs that will be earned based upon the Company's achievement of between one to six performance objectives (the "Performance Objectives") established by the Committee that must be satisfied during the Company's current fiscal year ending March 29, 2014 (the “Stock Award Performance Period”); and

2)
50% will be TSR Performance RSUs that will be earned based upon the total shareholder return of the Company, in comparison to the total shareholder return of a benchmark index ("Relative TSR") over a three-year period.

Each of the Performance Objectives is expressed as a percentage of a target number of common shares. If a Performance Objective is met, the named executive officer shall be granted an Award for a number of shares equal to the target multiplied by the applicable percentage earned and assigned to such Performance Objective. The named executive officer may earn up to 150% of the target number of Performance-based RSUs if all Performance Objectives are met. The Performance Objectives relate to the accomplishment of specific manufacturing cost improvements, developing and qualifying a key second source supplier, expansion of business with a key customer, achievement of a reference design position, and meeting customer demand for specified products. The shares of restricted stock earned by each named executive officer at the end of the Stock Award Performance Period, if any, will vest over a three-year period, with 50% vesting following completion of the Stock Award Performance Period and the remaining 50% vesting in equal annual installments over each of the following two years, as long as the named executive officer is an employee of the Company on each such vesting date. No shares are issued unless, and then only to the extent that, an Award is both earned and vested.

The TSR Performance RSUs will be earned and vest over one-year, two-year and three-year performance periods (each a “TSR Performance Period”), beginning with a one-year period for fiscal year 2014. The number of TSR Performance RSUs earned will be determined based on the Company's total shareholder return (“TSR”) performance measured against the TSR of the S&P SPDR semiconductor ETF index during a TSR Performance Period. If certain threshold TSR levels specified in the relevant Award agreement are met in a TSR Performance Period, the named executive officer will be granted an Award for a number of shares equal to the target number of common shares multiplied by the applicable percentage assigned to such TSR performance level. Depending on the Company's Relative TSR performance over the three TSR Performance Periods, the named executive officer may earn up to 200% of the target number of TSR Performance RSUs. Total shareholder return is measured b

y taking the average share price during the final 90 days of the relevant TSR Performance Period divided by the average share price during the 90 days prior to the start of fiscal year 2014. Share prices will be adjusted to reflect the reinvestment of dividends, if any.

Subject to satisfaction of the applicable performance criteria, each of the Company's currently serving named executive officers will be eligible to receive shares of restricted common stock of the Company at the conclusion of the applicable Stock Award Performance Period and TSR Performance Periods up to the maximum number of shares set forth below:

Name:	Target Performance-Based Award	Maximum Performance -Based Award	Target TSR Award	Maximum TSR Award
		(if all six Performance Objectives are fully achieved)
Robert A. Bruggeworth President and Chief Executive Officer	146,600	219,900	146,600	293,200

Steven E. Creviston Corporate Vice President and President of Cellular Products Group	76,100	114,150	76,100	152,200

William A. Priddy, Jr. Chief Financial Officer, Corporate Vice President of Administration and Secretary	57,300	85,950	57,300	114,600

James D. Stilson Corporate Vice President of Operations	37,200	55,800	37,200	74,400

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RF Micro Devices, Inc.

By:/s/Barry D. Church
Barry D. Church
Vice President and Corporate Controller

Date:    June 12, 2013